Exhibit 8.1

PaulHastings	Paul, Hastings, Janofsky & Walker LLP Park Avenue Tower 75 East 55th Street First Floor New York, NY 10022 telephone 212-318-6000 · facsimile 212-319-4090 · www.paulhastings.com
Atlanta
Beijing
Brussels
Chicago
Hong Kong	August 28, 2007
London
Los Angeles	Crystal River Capital, Inc.
Milan	c/o Hyperion Brookfield Asset Management, Inc.
New York	Three World Financial Center
Orange County	200 Vesey Street, 10th Floor
Palo Alto	New York, New York 10281
Paris
San Diego
San Francisco
Shanghai
Stamford
Tokyo
Washington, DC
  Re:
  Status as a Real Estate Investment Trust ("REIT"); Information in the Registration Statement under "Federal Income Tax Consequences of Our Qualification as a REIT"

        Ladies and Gentlemen:

        In connection with the filing of a Registration Statement on Form S-3 with the Securities and Exchange Commission on the date hereof (the "Registration Statement") by Crystal River Capital, Inc., a Maryland corporation (the "Company"), you have requested our opinions concerning (i) the qualification and taxation of the Company as a REIT; and (ii) certain information in the Registration Statement under the caption "Federal Income Tax Considerations."

        In formulating our opinions, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.

        In addition, we have relied upon certain factual representations made by the Company relating to the organization and actual and proposed operation of the Company (including in a letter from an officer of the Company to us regarding certain factual matters relevant to qualification as a REIT (the "Officer's Certificate")). For purposes of our opinions, we have not made an independent investigation of the facts set forth in such documents, representations from the Company or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts.

        In rendering these opinions, we have assumed that the transactions contemplated by the foregoing documents will be consummated in accordance with the operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions: the Company has operated and will continue to be operated in the manner described in its organizational documents, the Registration Statement and the Officer's Certificate, and all terms and provisions of such agreements and documents have been and will continue to be complied with by all parties thereto.

        Our opinions expressed herein are based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time, possibly with retroactive effect. A change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

        Based upon and subject to the foregoing, it is our opinion that:

  1.
  Since its inception, the Company has been organized and has operated in conformity with the requirements for qualification as a REIT pursuant to Sections 856 through 860 of the Code, and the Company's proposed method of operation as described in the Registration Statement and the Officer's Certificate will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

  2.
  The descriptions of federal income tax law and the legal conclusions with respect thereto contained under the caption "Federal Income Tax Considerations" in the Registration Statement constitute a fair and accurate summary of the federal income tax considerations that are likely to be material to holders of securities issued under the Registration Statement.

        Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption "Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code.

Very truly yours,

/S/ PAUL, HASTINGS, JANOFSKY & WALKER LLP